Exhibit 28(g)(3)

New Alternatives Fund, Inc.

150 Broadhollow Road, Suite PH2

Melville, New York 11747

The Bank of New York Mellon

100 Church Street

New York, New York 10286

Re:	Rule 17f-5 (“Rule 17f-5”) and Rule 17f-7 (“Rule 17f-7”)

Under the Investment Company Act of 1940 (the “1940 Act”)

Dear Sirs:

This document relates to The Bank of New York Mellon (“BNYM”) serving as the Foreign Custody Manager with respect to New Alternatives Fund, Inc. (the “Fund”) and to BNYM providing certain analysis to the Fund with respect to certain foreign securities depositories and foreign clearing agencies. The date of this document is February 21, 2011.

1.	Rule 17f-5

1.1. With respect to the “Foreign Assets” (as defined in Rule 17f-5(a)(2)) in such jurisdictions as BNYM and the Fund may agree from time to time, the Fund hereby delegates to BNYM and BNYM hereby accepts the delegation to it, of the obligation to serve as the Fund’s “Foreign Custody Manager” (as defined in Rule 17f-5(a)(3)). As Foreign Custody Manager, BNYM shall:

a.	select “Eligible Foreign Custodians” (as defined in Rule 17f-5(a)(l)) to serve as foreign custodians and place and maintain the Fund’s Foreign Assets with such Eligible Foreign Custodians;

b.

in selecting an Eligible Foreign Custodian, first determine that Foreign Assets placed and maintained in the care of the Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such Foreign Assets including, without limitation, those factors set forth in Rule l 7f-5(c)(l)(i)-(iv);

c.	enter into a written contract with each Eligible Foreign Custodian selected by BNYM hereunder;

d.	determine that the written contract with each Eligible Foreign Custodian will provide reasonable care for the Foreign Assets,

based on the standards applicable to custodians in the relevant market and after having considered all factors relevant to the safekeeping of such Foreign Assets (including, without limitation, those factors set forth in Rule 17f-5(c)(l )(i)-(iv)), and that each such contract satisfies the requirements of Rule 17f-5(c)(2);

e.

provide written reports (i) notifying the Fund’s Board of Directors (the “Board”) of the placement of each Fund’s Foreign Assets with a particular Eligible Foreign Custodian, such reports to be provided at such time as such Board deems reasonable and appropriate, but not less often than quarterly, and (ii) promptly notifying the Board of any material change in the arrangements with an Eligible Foreign Custodian; and

f.

have established a system to monitor (i) the appropriateness of maintaining the Fund’s Foreign Assets with a particular Eligible Foreign Custodian selected hereunder and (ii) the performance of the governing contractual arrangements; it being understood, however, that in the event BNYM shall determine that the arrangement with any Eligible Foreign Custodian would no longer afford the Fund’s Foreign Assets reasonable care (as defined in Section l.l (b) above) or would no longer be governed by a written contract providing for such care, BNYM shall promptly so advise the Fund.

BNYM shall not be responsible for the duties described in this Section 1.1 with respect to any foreign securities depository or foreign clearing agency.

1.2. In acting as a Foreign Custody Manager for the Fund, BNYM shall exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Fund’s Foreign Assets would exercise in each jurisdiction where BNYM acts as Foreign Custody Manager for the Fund hereunder. BNYM shall reimburse and pay the Fund for any loss or damage suffered by the Fund as a result of the performance of BNYM’s duties under this Section 1 where such loss or damage results from an act of negligence or willful misconduct on the part of BNYM hereunder. Notwithstanding anything else in this document, BNYM shall not be liable to the Fund for any indirect, special or consequential damages (regardless of whether BNYM was aware of the possibility thereof) or for any matters relating to reasons or causes beyond its reasonable control. BNYM shall be indemnified by the Fund for any damages (including attorneys’ and accountants’ fees) BNYM may incur in connection with the provision by BNYM of the services set forth in this Section 1 (provided BNYM will not be indemnified for damages which are the result of BNYM’s failure to exercise the reasonable care, prudence and diligence referenced in the first sentence of this Section 1.2).

1.3. In acting as a Foreign Custody Manager, BNYM shall not supervise, recommend or advise the Fund relative to the investment, purchase, sale, retention or disposition of any assets in any particular country, including with respect to prevailing Country Risks.

2.	Rule 17f-7

2.1.(a) The Fund appoints BNYM to provide it (or its duly-authorized investment manager or investment adviser) with an analysis (in form and substance as reasonably determined by BNYM) of the custody risks associated with maintaining assets with each foreign securities depository or foreign clearing agency listed on Exhibit B hereto (as the same may be changed by BNYM from time to time) in accordance with Rule 17f-7(a)(l)(i)(A). BNYM shall monitor such custody risks on a continuing basis and in such manner as BNYM deems reasonable, and shall promptly notify the Fund (or its duly-authorized investment manager or investment adviser) of any adverse material changes in such risks in accordance with Rule l7f- 7(a)(l )(i)(B).

(b) Only an entity that BNYM has determined satisfies the requirements of Rule 17f-7(b)(1) as an “Eligible Securities Depository” (as defined in Rule 17f-7(b)(1)) will be included by BNYM on Exhibit B hereto (as the same may be changed by BNYM from time to time). In such manner as BNYM deems reasonable, BNYM shall give the Fund prompt notice of any material change known to BNYM that would adversely effect BNYM’s determination that an entity is an Eligible Securities Depository.

2.2. In performing its obligations under this Section 2, BNYM may obtain information from sources BNYM believes to be reliable, but BNYM does not warrant its completeness or accuracy and has no duty to verify or confirm any such information. BNYM’s obligations under this Section 2 do not include any evaluation of Country Risks. BNYM is not obligated to make any determination regarding whether any Eligible Securities Depository provides reasonable care for Foreign Assets or to provide any information or evaluation comparing any Eligible Securities Depository to any other securities depository or any existing or proposed standards for securities depositories.

2.3. The Fund acknowledges that it may maintain assets only at the foreign securities depositories or foreign clearing agencies listed on Exhibit B hereto (as the same may be changed by BNYM from time to time). If the Fund maintains assets at a foreign securities depository or foreign clearing agency listed on Exhibit B (including assets maintained by the Fund at the time this document is entered into) or the Fund enters into a transaction with respect to assets that as a matter of practice are or may be maintained at a foreign securities depository or foreign clearing agency listed on Exhibit B, such action will serve as the Fund’s acknowledgement that such foreign securities depository or foreign clearing agency is acceptable to it. The decision to use a particular foreign securities depository or foreign clearing agency is the Fund responsibility.

2.4. BNYM shall exercise reasonable care, prudence and diligence in performing its duties pursuant to Section 2 hereof. BNYM shall reimburse and pay the Fund for any loss or damage suffered by the Fund as a result of the performance of BNYM’ s duties under this Section 2 where such loss or damage results from an act of negligence or willful misconduct on the part of BNYM hereunder. Notwithstanding anything else in this document, BNYM shall not be liable to the Fund for any indirect, special or consequential damages (regardless of whether BNYM was aware of the possibility thereof) or for any matters relating to reasons or causes beyond its reasonable control. BNYM shall be indemnified by the Fund for any damages (including attorneys’ and accountants’ fees) BNYM may incur in connection with the provision by BNYM of the services set forth in this Section 2 (provided BNYM will not be indemnified for damages which are the result of BNYM’s failure to exercise the reasonable care, prudence and diligence referenced in the first sentence of this Section 2.4).

3.	General

3.1. Notwithstanding the provisions of any other arrangements between BNYM and the Fund or otherwise, the Fund hereby agrees that assets may be maintained with any Eligible Foreign Custodian referred to in Section 1.1 above and any foreign securities depository or foreign clearing agency which is acceptable to it as referenced in Section 2.3 above (without the need to comply with any notice or consent or other requirements which may be set forth in any such arrangements).

3.2. This document shall terminate simultaneously with the termination of the custody agreement between BNYM and the Fund, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination (which shall be not less than thirty days after the date of such notice). Indemnification obligations set forth in this document shall survive termination of this document.

3.3. For the services provided with respect to the Fund pursuant to this document, the Fund shall pay such compensation as agreed in writing by BNYM and the Fund.

3.4. This document shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. Each party hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this document.

3.5. For purposes of this document, “Country Risks” means systematic risks of holding assets in a particular country, including but not limited to (a) such country’s financial infrastructure, (b) such country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) regulation of the banking or securities industry (provided that, for purposes of BNYM’s obligations under Section 2 above, to the extent required by Rule 17f-7 the extent and quality of regulation and independent examination of a particular foreign securities depository or foreign clearing agency is not included in the term “Country Risks”), (e) currency controls, restrictions, devaluations or fluctuations and (f) market conditions which affect the orderly execution of securities transactions or affect the value of assets.

If the foregoing corresponds to your understanding of our agreement, please indicate your acceptance by signing below.

Very truly yours,

THE BANK OF NEW YORK MELLON

By:	/s/ SCOTT LA VASSEUR

Name:	Scott La Vasseur
Title:	Managing Director

Agreed and Accepted:

NEW ALTERNATIVES FUND, INC.

By:	/s/ DAVID J. SCHOENWALD

Name:	David J. Schoenwald
Title:	Chairperson of the Board and President

Exhibit A

Intentionally Left Blank.

Exhibit B

Eligible Depositories